EXHIBIT 99.2

For Immediate Release

Triangle Petroleum Provides Operational Update to North Dakota and Canadian Operations

Denver, Colorado– August 9th, 2010 – Triangle Petroleum Corporation (the “Company” or “Triangle”) (OTCBB: TPLM; TSXV: TPE) an oil and gas exploration and production company with assets in North Dakota and Eastern Canada, today provided an update to its operations.

In North Dakota, Triangle currently controls approximately 10,000 net acres primarily in Williams and McKenzie Counties. In addition to the previously announced XTO-operated Roedeske Federal well, Triangle is participating in two additional wells in McKenzie County operated by Kodiak Oil and Gas (AMEX:KOG), the Grizzly 13-H and Grizzly 1-27H. Triangle has an approximate 26% working interest in both wells. Triangle expects to report results on all three wells in late September or early October, subject to completion scheduling.

“We are excited to enter the development stage of our Bakken asset base” said Dr. Peter Hill, Chief Executive Officer of Triangle Petroleum Corporation. “We are focused on the rapid and efficient conversion of our acreage into proved reserves, production and cash flow. We believe that rapid acreage conversion combined with low overhead results in higher returns on invested capital for our stockholders, which is the core focus of our business.”

The table below represents the format in which Triangle will report its anticipated drilling schedule and well results. Triangle will only report the results of an individual well once that well has been online and producing for 30 full days.

In regards to reported well results, Triangle encourages investors to seek out as much information as possible about the nature of an individual well report. “We are focused on the lowest possible finding and development costs from a reserve base standpoint” said Dr. Hill. “Choke size, the gas to oil ratio, bottom hole pressure, and production profile over the first 90 days and longer are key to understanding ultimate recoverable reserves per well, (EUR). We know there is significant oil in place, in both the Bakken and the Three Forks formations. But industry doesn’t yet know the most economically efficient completion technique, the drainage area of a well, and therefore the number of wells required to access the recoverable reserves in a given spacing unit.”

In Nova Scotia, Triangle continues to seek an industry partner to develop the large natural gas resource potential that is known to be available in the Windsor Basin. Triangle’s Windsor Block has over 400bcf of measured, generated natural gas per section making it a very rich source system capable of yielding up to 20tcf of resource, based on a 10% recovery factor of natural gas in place. A large conventional structure has been mapped and is drill ready; additionally, there is an unconventional shale natural gas play that requires a horizontal, fractured completion test. “We are excited about industry activity in the basin” said Dr. Hill. “Apache is currently drilling a horizontal shale well in New Brunswick targeting the same formation that extends to our property, with a follow on well coming. We look forward to seeing well results.” In June 2009, Apache (NYSE:APA) announced that it would drill the B-41 Green Road and B-59 Green Road wells, in June and August 2010, respectively, pursuant to its farm-out agreement with Corridor Resources (TSX:CDH).

About Triangle

Founded in 2006, Triangle (OTCBB: TPLM; TSXV: TPE) is an independent oil and gas exploration company with approximately 475,000 gross acres (413,000 net acres) in the Windsor Block of Nova Scotia and over 10,000 net acres in Williams and McKenzie counties of North Dakota.

For more information please visit www.trianglepetroleum.com.

For more information contact:
Jonathan Samuels, Chief Financial Officer
E-mail: jsamuels@trianglepetroleum.com
Telephone: (303) 260-7125

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Safe Harbor Statement. This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties concerning the Company’s future performance. Forward-looking statements in this release include, but are not limited to the Company’s planned drilling and evaluation program, operating costs and expectations of undiscovered resources. It is important to note that actual outcomes and the Company's actual results could differ materially from those predicted in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that additional investments will not be made or that appropriate opportunities for development will not be available or will not be properly developed.  For additional risk factors about our Company, readers should refer to risk disclosure contained in our reports filed with the U.S. Securities and Exchange Commission and on SEDAR.